Exhibit 10.15

UTZ BRANDS, INC.

EXECUTIVE

CHANGE IN CONTROL SEVERANCE PLAN

Effective August 28, 2020

UTZ BRANDS, INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Article I
DEFINITIONS

1.1              “Affiliate” means a parent or subsidiary corporation of the Company, as defined in Section 424 of the Code (substituting “Company” for “employer corporation”), any other entity that is a parent or subsidiary of the Company, including a parent or subsidiary which becomes such after the Effective Date of the Plan.

1.2              “Annual Compensation Amount” means an Eligible Employee’s Base Salary and Bonus Amount, in each case, immediately prior to the Termination Date and determined without giving effect to any reduction which is alleged to constitute Good Reason.

1.3              “Base Salary” means an Employee’s annual base salary and does not include any other compensation including but not limited to incentive bonuses, car allowances or any other type of perquisites.

1.4              “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

1.5              “Board” means the Board of Directors of the Company.

1.6              “Bonus Amount” means an Eligible Employee’s target annual cash bonus.

1.7              “Cause” means, if the Employee is a party to an employment agreement with the Company and such agreement provides for a definition of Cause (or any term of similar effect), the definition contained therein; or if no such agreement exists, or if such agreement does not define Cause (or any term of similar effect): (i) the commission of, or plea of guilty or no contest to, a felony or other crime involving dishonesty, moral turpitude or the commission of any other act involving willful malfeasance or breach of fiduciary duty with respect to the Company or an Affiliate; (ii) any acts, omissions or statements that are, or are reasonably likely to be, detrimental or damaging to the reputation, operations, prospects or business relations of the Company or an Affiliate; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate, or willful or repeated failure or refusal to substantially perform assigned duties; (iv) violation of state or federal securities laws; (v) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (vi) any act of fraud, embezzlement, material misappropriation or dishonesty against the Company or an Affiliate; (vii) any material breach of a written agreement with the Company or an Affiliate, including, without limitation, a breach of any employment, consulting, confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement.

1.8              “Change in Control” means any of the following:

A transaction or series of transactions (other than an offering of shares of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (d) below) whereby any Person (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires Beneficial Ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities that are outstanding immediately after such acquisition; or

(b) During any period of 24 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a Director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director during such period as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(c) The date that is ten (10) business days prior to the complete liquidation or dissolution of the Company; or

(d) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”)) directly or indirectly, more than 50% of the total combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no Person Beneficially Owns securities representing 50% or more of the total combined voting power of the Successor Entity; provided, however, that no Person shall be treated for purposes of this clause (ii) as Beneficially Owning 50% or more of the total combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A Change in Control shall not be deemed to have occurred if the Sponsor, any Family Member or any of their respective Affiliates Beneficially Own or acquire more than 50% of the total combined voting power of the Company (or any successor to substantially all of the assets of the Company and its subsidiaries) or any direct or indirect parent company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

1.9              “Change in Control Termination” means any termination of employment of an Eligible Employee (a) either (i) by the Company (other than for Cause and other than during an Eligible Employee’s Disability), (ii) by an Eligible Employee for Good Reason, in each case within the ninety days (90) prior or two (2) years following a Change in Control, or (b) at the request of an acquirer or potential acquirer in connection with, or prior to, a Change in Control, provided, that, any termination of the employment of an Eligible Employee will not be considered a Change in Control Termination if the Eligible Employee is offered comparable employment by the Company or any Affiliate of the Company, or any of their respective successors, regardless of whether the Eligible Employee accepts such offer of employment. For the avoidance of doubt, a Change in Control Termination may apply to the Chief Executive Officer of the Company even if a Good Reason Termination does not apply to the Chief Executive Officer of the Company on account of the Change in Control Termination occurring after the two (2) year anniversary of the Effective Date.

1.10          “Chief Executive Officer” means the Chief Executive Officer of the Company.

1.11          “Chief Executive Officer Non-Change in Control Termination” means (a) a Good Reason Termination or (b) a termination of employment of the Chief Executive Officer by the Company (other than for Cause and other than during the Chief Executive Officer’s Disability), in each case of (a) and (b), that is not a Change in Control Termination.

1.12          “Code” means the Internal Revenue Code of 1986, as amended.

1.13          “Company” means Utz Brands, Inc. and its Affiliates.

1.14          “Disability” means that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of whether an individual has a Disability shall be determined under procedures established by the Plan Administrator. The Plan Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which the Employee participates.

1.15          “Effective Date” means August 28, 2020.

1.16          “Eligible Employee” means the Chief Executive Officer and each member of the Executive Leadership Team. In addition, the Plan Administrator, in its sole discretion, may select additional Employees of the Company to participate in the Plan via written agreement. Any determination of whether individual is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion. Notwithstanding the foregoing, Eligible Employee shall exclude: (i) any Employee that has entered into an employment or other agreement with the Company providing for severance benefits which, in the aggregate, exceed the benefits available under this Plan, or (ii) any Employee whose terms and conditions of employment are governed by a collective bargaining agreement, unless such agreement specifically provides for coverage under the Plan.

1.17          “Employee” means any individual who is employed full-time by the Company and who is regularly scheduled to work at least 37-1/2 hours per week for the Company.

1.18          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.19          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.20          “Executive Leadership Team” means any Employee with a title of “Executive Vice President,” or above (but excluding the Chief Executive Officer), and any other Employee designated by the Compensation Committee of the Company from time to time.

1.21          “Family Member” means any of (a) Michael Rice, (b) the spouse and lineal descendants (whether natural or adopted) of Michael Rice, (c) any spouse of any lineal descendants of Michael Rice, (d) a trust solely for the benefit of any individuals described in the foregoing clauses (a) through (c), and (e) any entity in which the Persons described in the foregoing clauses (a) through (d) own more than 50% of the voting interests.

1.22          “Good Reason” means the occurrence of any one or more of the following without the Eligible Employee’s written consent: (a) a material reduction in the Eligible Employee’s then-current Base Salary or Bonus Amount; (b) a material diminution in the Eligible Employee’s authorities, duties, or responsibilities, or the assignment to the Eligible Employee of duties inconsistent with the Eligible Employee’s then-current authorities, duties or responsibilities; (c) the Company’s requiring the Eligible Employee to be based at an office location which is at least fifty (50) miles from his or her then-current office location and which materially increases such Eligible Employee’s travel time from his or her then-current residence; or (d) failure of any successor of the Company to expressly assume the Plan; provided, that the Eligible Employee may not rely on any particular action or event as a basis for terminating his or her employment due to Good Reason unless he or she delivers a notice based on that action or event within ninety (90) days after its occurrence and the Company has failed to correct the circumstances cited by the Eligible Employee as constituting Good Reason within thirty (30) days of receiving such notice, and the Eligible Employee terminates employment within sixty (60) days following the Company’s failure to correct. However, no event shall be considered to constitute Good Reason if the Eligible Employee is offered comparable employment with respect to his or her position without giving effect to the events allegedly constituting Good Reason, by the Company or any Affiliate of the Company, regardless of whether the Eligible Employee accepts such offer of employment.

1.23          “Good Reason Termination” means, a voluntary termination by the Chief Executive Officer either for (a) Good Reason prior to the two (2) year anniversary of the Effective Date or (b) Limited Good Reason on or after the two (2) year anniversary of the Effective Date.

1.24          “Limited Good Reason” means, with respect to the Chief Executive Officer, the occurrence of one or more of the following without the Chief Executive Officer’s written consent: (a) a reduction of at least fifteen percent (15%) of the Chief Executive Officer’s total annual compensation opportunity that is not part of a broad-based reduction applicable to all Eligible Employees; or (b) the Company’s requiring the Chief Executive Officer to be based at an office location which is at least fifty (50) miles from the Chief Executive Officer’s then-current office location or home and which materially increases the Chief Executive Officer’s travel time from his or her then-current residence; provided, that the Chief Executive Officer may not rely on any particular action or event as a basis for terminating the Chief Executive Officer’s employment due to Limited Good Reason unless the Chief Executive Officer delivers a notice based on that action or event within 90 (ninety) days after its occurrence and the Company has failed to correct the circumstances cited by the Chief Executive Officer as constituting Limited Good Reason within thirty (30) days of receiving such notice, and the Eligible Employee terminates employment within sixty (60) days following the Company’s failure to correct.

1.25          “Person” means an individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

1.26          “Plan” means this Utz Brands, Inc. Executive Change In Control Severance Plan, as amended from time to time.

1.27          “Plan Administrator” means the Compensation Committee of the Board (the “Compensation Committee”), unless and until the Board designates another committee of the Board to serve in such capacity. The Compensation Committee may delegate any or all of its powers and responsibilities as Plan Administrator to an individual, a committee, or both.

1.28          “Restriction Period” means the date beginning on the Eligible Employee’s Termination and ending on the last day of the Severance Period.

1.29          “Section 409A” refers to Section 409A of the Code.

1.30          “Severance Period” means the date beginning on the Eligible Employee’s Payment Commencement Date and ending on the period specified in Section 3.1 or 3.2, as applicable.

1.31          “Termination Date” means the date on which a Change in Control Termination or Chief Executive Officer Non-Change in Control Termination occurs. For the avoidance of doubt, the determination of the Termination Date shall be made consistent with the definition of “separation from service” under Section 409A.

Article II
GENERAL SEVERANCE BENEFIT

2.1              Severance Benefit. The Company shall provide severance benefits to the Chief Executive Officer and change in control severance benefits to Eligible Employees as set forth in Article III, pursuant to the terms, conditions and limitations set forth in the Plan and subject to the execution and non-revocation of a Release and Non-Competition Agreement by the Eligible Employee in accordance with Section 3.6. Except with respect to the Utz Brands, Inc. Executive Severance Benefit Plan, after the Effective Date of the Plan, the Plan supersedes all prior practices, policies, procedures, plans or agreements relating to severance benefits from the Company and/or Affiliate or predecessor entities which would result in any duplication of benefits. No individual can receive payment under this Plan and the Utz Brands, Inc. Executive Severance Benefit Plan and in the event that an individual becomes eligible for payments under both this Plan and the Utz Brands, Inc. Executive Severance Plan, he or she shall receive payment under this Plan.

Article III
SEVERANCE BENEFITS

3.1              Change in Control Termination Severance Benefits. Except as otherwise provided herein, an Eligible Employee shall be entitled to the following severance benefits under the Plan if such Eligible Employee experiences a Change in Control Termination paid in cash as payroll continuation payments, beginning on the Payment Commencement Date and ending on the last day of the Severance Period as set forth in the chart below, subject to any applicable withholding taxes.

Eligible Employee	Severance Period	Cash Severance Amount
Chief Executive Officer	2 years	2x Annual Compensation Amount
Executive Leadership Team	1.5 years	1.5x Annual Compensation Amount

The Plan Administrator, in its sole discretion, shall determine the amount of severance benefits, if any, for an Eligible Employee that is not the Chief Executive Officer or a member of the Executive Leadership Team that is selected to participate in the Plan.

Nothing in this Plan shall preclude the Plan Administrator, in its complete discretion, from providing benefits under the Plan in addition to those set forth in this Section 3.1.

3.2              Chief Executive Officer Severance Benefits. Except as otherwise provided herein, the Chief Executive Officer shall be entitled to the following severance benefits under the Plan if the Chief Executive Officer experiences a Chief Executive Officer Non-Change in Control Termination paid in cash as payroll continuation payments, beginning on the Payment Commencement Date and ending on the last day of the Severance Period as set forth in the chart below, subject to any applicable withholding taxes:

Eligible Employee	Severance Period	Cash Severance Amount
Chief Executive Officer	1.5 years	1.5x Base Salary

Nothing in this Plan shall preclude the Plan Administrator, in its complete discretion, from providing benefits under the Plan in addition to those set forth in this Section 3.2. For the avoidance of doubt, if the Chief Executive Officer is eligible for the severance benefits provided under Section 3.1, he or she shall not be eligible for the severance benefits provided under this Section 3.2.

3.3              Annual Bonus. If an Eligible Employee experiences a Change in Control Termination or Chief Executive Officer Non-Change in Control Termination and on the Termination Date was eligible to earn a performance based annual cash bonus pursuant to any Company plan or other agreement or arrangement with the Company in respect of the fiscal year in which the Termination Date occurs, the Eligible Employee shall receive a payment equal to the annual target bonus, calculated based on actual performance during the applicable performance period as though such Eligible Employee continued in the employment of the Company. Such payment shall be prorated based on the number of days during the applicable performance period that the Eligible Employee was employed by the Company, and paid at such time that annual bonuses are paid to active employees of the Company.

3.4              Outplacement Services. If an Eligible Employee experiences a Change in Control Termination or Chief Executive Officer Non-Change in Control Termination, the Company shall, at its sole cost and expense, provide the Eligible Employee with outplacement services during the Restriction Period with the Person of the Company’s choosing suitable to the Eligible Employee’s position, as determined by the Company.

3.5              Welfare Benefits. After the Termination Date, coverage under the Company medical, vision, dental and prescription benefits will continue to be available to the Eligible Employee and his/her covered dependents by the Company for up to eighteen (18) months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Until the earliest of (i) eighteen (18) months following the Termination Date, (ii) last day of the Severance Period or (iii) the first day the Eligible Employee becomes eligible for comparable benefits under the welfare benefit plans of a subsequent employer (such date, the “COBRA Subsidy Cessation Date”), the Eligible Employee will be responsible for the payment of the same amount of premiums for such coverage as would be paid by a similarly situated full-time employee of the Company, and the Company will pay all additional premium amounts. Following the COBRA Subsidy Cessation Date and for the remainder of the eighteen (18) month period described above, the Eligible Employee will be responsible for the full cost of any premiums associated with such coverage, in such amount as determined by the Plan Administrator. The Plan Administrator has the right to modify or terminate such benefits or to increase the associated costs of such benefits if such benefits are modified or terminated or the costs are increased with respect to similarly situated employees employed by the Company. Nothing in the Plan shall be construed to limit the right of any Eligible Employee to any benefits under COBRA. Except as set forth above, after the Termination Date, the Eligible Employee will not be entitled to participate in any other health or welfare benefits, or insurance plans, maintained by the Company.

3.6              Release and Other Agreements. Notwithstanding any other provision in the Plan to the contrary, as consideration for receiving severance benefits under the Plan, an Eligible Employee who is otherwise entitled to receive benefits under the Plan must (a) execute and not revoke a release of claims attached hereto as Annex A (the “Release and Non-Competition Agreement”), including any restrictive covenants contained therein, and such other documents and agreements as reasonably required by the Plan Administrator, in the form and pursuant to the procedures reasonably established by the Plan Administrator, and (b) return to the Company all confidential information of the Company, Company property, Company assets, written, recorded or computer-readable information or materials (including copies thereof) regarding the Company, Company equipment (including computer hardware or software and/or any memory storage devices), keys, credit cards and identification. If an Eligible Employee fails to properly execute such Release and Non-Competition Agreement and other documents or agreements within 45 days following receipt thereof, the Eligible Employee shall not be entitled to severance benefits under the Plan.

3.7              Voluntary Termination/Employee’s Death or Disability. An Eligible Employee who voluntarily terminates employment with the Company shall receive no severance benefits under the Plan except as otherwise specifically provided in this Plan or by the Plan Administrator. An Employee will not be considered to have voluntarily terminated employment if such employee terminates employment due to Good Reason following a Change in Control or due to a Good Reason Termination. Further, no benefits will be paid under this Plan if the Eligible Employee’s termination of employment occurs following such Eligible Employee’s death or during such Eligible Employee’s Disability.

3.8              Termination for Cause. The Plan Administrator shall have absolute discretion to determine whether an Eligible Employee has been terminated for Cause. If the Plan Administrator determines that an otherwise Eligible Employee has been terminated for Cause, such Eligible Employee shall receive no severance benefits under the Plan. If after termination it is determined that an Employee that is receiving severance benefits under this Plan could have been terminated for Cause, the Plan Administrator shall have absolute discretion to terminate the Release and Non-Competition Agreement with that Employee, to terminate making any remaining severance payments due under the Plan and seek to recover from such Employee any previously made severance payments made under the Plan. Notwithstanding the foregoing, any termination of the Chief Executive Officer for “Cause” for the purposes of this Plan may only be effected by a written resolution of a majority of the Board (excluding the Chief Executive Officer), and the Chief Executive Officer and the Chief Executive Officer’s counsel (if the Chief Executive Officer chooses to have counsel present) shall have a reasonable opportunity to be heard by the Board prior to the adoption of any such written resolution.

3.9              Form of Benefit. Provided a Release and Non-Competition Agreement has been delivered by the Eligible Employee and not revoked in accordance with the terms of such Release and Non-Competition Agreement, and subject to Section 5.13 of the Plan and continued compliance with the restrictive covenants set forth in the Release and Non-Competition Agreement, severance payments hereunder shall commence as of the first day of the payroll period immediately following both (x) the Termination Date and (y) the date on which the Release and Non-Competition Agreement becomes effective and non-revocable (the “Payment Commencement Date”), provided, that if the consideration and revocation periods set forth in the Release and Non-Competition Agreement begin in one calendar year and end in a second calendar year, then such Payment Commencement Date shall not occur before the first day in the second of such two calendar years. Benefits shall be paid in cash as payroll continuation payments paid over the Severance Period.

3.10          No Other Benefits. An Employee receiving severance benefits under the Plan will not be eligible to continue participation as an active employee in the qualified retirement plans maintained by the Company and no service will be counted with respect to vesting under any other Company plan including without limitation the bonus and/or stock option plans. However, all amounts previously deferred or accrued to the benefit of the Eligible Employee under any nonqualified deferred compensation plan sponsored by the Company (including, without limitation, any vested amounts deferred under incentive plans) together with any accrued earnings thereon, shall be paid in accordance with the terms of such plan.

Article IV
LIMITATION ON PAYMENTS

4.1              Excess Parachute Payments. Notwithstanding any other provision of the Plan, in the event that an Eligible Employee becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock awards) under the Plan or under any other plan, agreement or arrangement with the Company or an Affiliate, or with any person whose actions result in a Change in Control or an affiliate of such person whose actions result in a Change in Control (collectively, the “Payments”) that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and it is determined that, but for this Section 4.1, any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision or any comparable state or local law provision (the “Excise Tax”), the Company shall pay to the Eligible Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G of the Code) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Eligible Employee, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether the Eligible Employee would receive a greater after-tax benefit from receipt of the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 4.3 (if applicable), the Eligible Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

4.2              Calculation of Payments. All computations and determinations called for by Section 4.1 shall be made and reported in writing to the Company and the Eligible Employee by a third-party service provider selected by the Plan Administrator (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and the Eligible Employee. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999 of the Code. The Plan Administrator and the Eligible Employee shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

4.3              Order of Reduction of Payments. In the event that Section 4.1 applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in the following order: (a) payments and benefits due under Article III (if necessary, to zero) in such order with amounts that are payable last reduced first; provided, however, that, in all events such payments which are not subject to Section 409A shall be reduced first; (b) payments and benefits due in respect of any options to purchase shares of common stock of the Company shall be reduced second; (c) payments and benefits due in respect of any fully valued equity (i.e., restricted shares of common stock, performance share units, or restricted stock units of the Company) for which an election under Section 83(b) of the Code has not been made shall be reduced third, and (d) payments and benefits due in respect of any fully valued equity (i.e., restricted shares of common stock or restricted stock units of the Company) for which an election under Section 83(b) of the Code has been made shall be reduced fourth. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

Article V
GENERAL PROVISIONS

5.1              Funding and Cost of Plan. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets. The cost of providing benefits under the Plan shall be borne by the Company.

5.2              Named Fiduciary. The Plan Administrator shall be the named fiduciary for purposes of ERISA.

5.3              Administration. The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of Plan benefits, granting or denial of benefit claims, and review of claims denials. The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities; provided, however, that following a Change in Control, the Plan Administrator shall be required to exercise its powers and responsibilities in good faith and in a reasonable manner, and shall be subject to a de novo standard of review in any litigation proceeding with respect to the exercise of its powers or in the execution of its duties and responsibilities. The Plan Administrator may delegate any or all of its powers and responsibilities as Plan Administrator to an individual, a committee, or both. To the extent the Compensation Committee delegates its responsibilities and powers as Plan Administrator, the Company shall, without limiting any rights that the delegate may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless each such delegate (and any other individual acting on such delegate’s behalf) against any and all expenses and liabilities arising out of such Person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the Person’s own gross negligence or willful misconduct; expenses against which such Person shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

5.4              Plan Year. The plan shall be administered on a calendar year basis. Accordingly, the plan year shall be the twelve-consecutive-month period commencing January 1 of each year.

5.5              Amendment and Termination; Successors.

(a)               Amendment; Termination. The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Company; provided, however, that for a period that is the shorter of (A) two (2) years following the Effective Date and (B) until the date of a Change in Control (the “Initial Amendment Protection Period”) and for a period of two (2) years following a Change in Control (the “Change in Control Amendment Protection Period”), the Plan may not be amended, terminated or discontinued in a manner adverse to any Eligible Employee who is employed by the Company or receiving Plan benefits from the Company on the date of such amendment, termination or discontinuation (any such amendment, termination or discontinuation, an “Adverse Plan Change”), except with the written consent of such Eligible Employee; provided, further, that following the Initial Amendment Protection Period but before the Change in Control Amendment Protection Period, the Company shall provide written notice to Eligible Employees at least one (1) year prior to making any Adverse Plan Changes. For the avoidance of doubt, such notice may be provided within the Initial Amendment Protection Period. Notwithstanding the foregoing, the Plan may be amended with respect to its administrative provisions if such amendment is considered by counsel to be required pursuant to applicable law. The Plan shall expire and terminate on the second (2nd) anniversary of a Change in Control.

(b)               Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other Person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under the Plan. As used in the Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform the Plan by operation of law, written agreement or otherwise. It is a condition of the Plan, and all rights of each Person eligible to receive benefits under the Plan shall be subject hereto, that no right or interest of any such Person in the Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

5.6              Claims Procedure and Review. In the event that any Eligible Employee or other individual believes he or she is entitled to a benefit under the Plan which has not been paid, the Eligible Employee or other individual must bring a claim for benefits under this Section 5.6. Claims for benefits under the Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time but no later than ninety days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), (vi) explain the Plan’s claim review procedure including steps to be taken if the claimant wishes to appeal the denial of the claim, and (vii) include a statement of the claimant’s right to bring a civil action under ERISA upon completion of the Plan’s claim review procedure. Within sixty (60) days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator. In connection with the appeal, the claimant may review plan documents and may submit written issues and comments. The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty days after the receipt of the claimant’s appeal (or one hundred twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, (iii) refer specifically to the Plan provisions upon which the decision is based, (iv) include a statement of the claimant’s right to bring a civil action under ERISA upon completion of the Plan’s claim review procedure, and (v) include a statement of the claimant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits. If a claimants claim is denied, in whole or in part, the claimant (or any individual authorized by such claimant) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-l(m)(8)) to his or her claim. Likewise, a claimant (or any individual authorized by such claimant) who submits a written request to appeal a denied claim shall have the right to submit any comments, documents, records or other information relating to the claim that he or she wished to provide. If special circumstances require an extension for the Plan Administrator to reach a decision, up to one hundred eighty (180) or one hundred twenty (120) days, whichever applies, the Plan Administrator shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Plan Administrator expects to render the decision.

5.7              Notice. For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company’s Chief Financial Officer at the Company’s corporate headquarters address, and to the Eligible Employee (at the last address of the Eligible Employee on the Company’s books and records).

5.8              Payment of Legal Fees. To the extent permitted by law, the Company shall reimburse all reasonable legal fees, costs of litigation or arbitration, prejudgment or pre-award interest, and other expenses incurred in good faith by an Employee as a result of seeking benefits under the Plan with respect to any termination of employment with the Company within ninety (90) days before or two (2) years following a Change in Control, if such Employee prevails on at least one substantive claim for benefits made in such litigation or arbitration. For the avoidance of doubt, to the extent that any reimbursements for fees, costs, interest and other expenses described in the immediately preceding sentence (or any other provision of the Plan) are subject to Section 409A, then (i) any reimbursements shall be payable by the Company on or before the last day of the Employee’s taxable year following the taxable year in which the fees, costs, interest and other expenses were incurred; (ii) the fees, costs, interest and other expenses paid by the Company during any taxable year of the Employee will not affect the fees, costs, interest and other expenses paid by the Company in another taxable year; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

5.9              Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any Person, to be consideration for the employment of any Person, or to have any effect whatsoever on the at-will employment relationship. Nothing in the Plan shall be deemed to give any Person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any Person at any time. Nothing in the Plan shall be deemed to give the Company the right to require any Person to remain in the employ of such Company or to restrict any Person’s right to terminate employment at any time.

5.10          Governing Law. This Plan shall be interpreted under the laws of the State of Delaware, except to the extent preempted by federal law.

5.11          Gender; Number. Wherever appropriate herein, the masculine, neuter, and feminine genders shall be deemed to include each other, and the plural shall be deemed to include the singular and vice versa.

5.12          Independent Contractors. Notwithstanding any provision of the Plan to the contrary, no individual who is designated, compensated, or otherwise classified as an independent contractor shall be eligible for benefits under the Plan.

5.13          Section 409A.

(a)               It is intended that the Plan and its applicable provisions be in compliance with Section 409A of the Code (“Section 409A”) and that the Plan shall be administered and interpreted to maintain such compliance. Notwithstanding anything in the Plan to the contrary, if any Plan provision or benefits under the Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or benefit will be reformed (without the consent of any Eligible Employee) to avoid imposition of the applicable tax and no action to comply with Section 409A shall be deemed to adversely affect the Eligible Employee’s right to benefits; provided, that, such reformation of the Plan shall to the extent practicable endeavor to maintain the original intent and economics of the Plan.

(b)               Each of the payments of severance, continued medical and welfare benefits and outplacement benefits stated above are designated as separate payments for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2)(iii) and for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-l(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1 409A-1 (b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A- l(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-l(b)(9)(v)(C). As a result, (i) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of the Termination Date, and (ii) any additional payments that are made on or before the last day of the second calendar year following the year of the Termination Date and do not exceed the lesser of two times the Eligible Employee’s base salary in the year prior to his or her termination or two times the limit under Section 401(a)(17) then in effect, are exempt from the requirements of Section 409A.

(c)               Notwithstanding any provision in the Plan to the contrary, severance benefits, in excess of those described in the preceding paragraph or that are otherwise subject to the six (6)-month payment delay requirements of Section 409A, to an Eligible Employee who is a specified employee within the meaning of Treasury Regulation Section 1.409A-l(i) (a “Specified Employee”), shall not commence until at least six (6) months after the Termination Date. To the extent the payments to be made during the first six (6)-month period following a Specified Employee’s Termination Date exceed such exempt amounts described in Section 5.13(b) or are otherwise subject to the six (6)-month payment delay requirements of Section 409A, those payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, on the first business day following the expiration of such 6-month period (or within 30 days following the death of the Eligible Employee, if earlier).

5.14          Overpayment. If, due to mistake or any other reason, a Person receives benefits under this Plan in excess of what the Plan provides, that Person shall repay the overpayment to the Company in a lump sum within thirty days of notice of the amount of overpayment. If that Person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other benefits which become payable to that Person under the Plan.

5.15          Headings. The headings of the Articles and Sections are included solely for convenience. If the headings and the text of the Plan conflict, the text shall control. All references to Articles and Sections are to the Plan unless otherwise indicated.

5.16          Severability. If any provision of the Plan is held to be illegal or invalid for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

5.17          Mitigation. An Eligible Employee will not be required to mitigate the amount of any payment required hereunder, and no reduction of payment shall occur as a result of any future employment or as a result of any claims made by the Company for amounts owed to the Company by an Eligible Employee except as set forth in this Plan.

5.18          Withholding. The Company may withhold from any amounts payable under the Plan any federal, state or local taxes that Company is required to withhold pursuant to any law or government regulation or ruling.

[Signature Page Follows]

IN WITNESS WHEREOF, Utz Brands, Inc. has approved this Utz Brands, Inc. Executive Change In Control Severance Plan effective as of the Effective Date.

UTZ Brands, Inc.

By:	/s/ Dylan B. Lissette
Name:	Dylan B. Lissette
Title:	Chief Executive Officer

[Signature Page to Utz Brands, Inc. Executive Change in Control Severance Plan]

Annex A

Release and Non-Competition Agreement

This Release and Non-Competition Agreement (“Agreement”), is entered into by and between Utz Brands, Inc. and its subsidiaries (collectively, the “Company”) and ______________ (“Executive”). The Company and Executive will be jointly referred to as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Utz Brands, Inc. Executive Change in Control Severance Plan (the “Plan”).

WHEREAS, the Plan Administrator of the Plan has determined that Executive is an Eligible Employee under the terms of the Plan;

WHEREAS, the Plan requires Executive to sign and not revoke this Agreement in order to be eligible for the benefits under the Plan; and

WHEREAS, Executive has carefully read and fully understands all of the provisions and effects of this Agreement, which includes a general release and post-employment restrictions on Executive.

NOW, THEREFORE, Executive and the Company, for the good and sufficient consideration set forth below and intending to be legally bound, agree as follows:

1.                  Separation from Employment. Executive agrees that Executive’s employment with the Company terminates or has been terminated effective _______________, 20__ (the “Separation Date”). Regardless of whether Executive signs this Agreement, Executive will be paid for all of Executive’s accrued but unused paid time off through the Separation Date. The Company will also pay Executive for all properly reported and reimbursable expenses incurred prior to the Separation Date. Following the Separation Date, Executive shall not be, or represent that Executive is, an employee, agent, or representative of the Company, any of the other Releasees (as defined below), or any of their respective funds or portfolio companies and Executive shall take any actions required by the Company to effectuate the foregoing.

2.                  Severance Benefits. As of the Effective Date of this Agreement set forth below, and subject to Executive’s continued compliance with the provisions of this Agreement, Executive will receive the benefits set forth in Article III of the Plan, in accordance with the terms of the Plan including but not limited to the Limitation of Payments in Article IV and the Section 409A provisions in Section 5.13 thereof.

3.                  No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the consideration specified in Section 2, except for Executive’s execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

4.                  General Release of Claims.

(a)               In exchange for the consideration provided to Executive pursuant to this Agreement, Executive, on behalf of Executive and all of Executive’s spouse, heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby knowingly and voluntarily releases and forever waives and discharges the Company and/or its current and former parents, affiliates, subsidiaries, divisions, predecessor companies, related companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, representatives, insurers, shareholders, owners, members, officers, general partners, limited partners, directors and agents thereof, and the current and former trustees or administrators of any pension or other benefit plan applicable to Executive or former Executives of the Company, and investment funds (and the other investment vehicles any of the foregoing manage and/or for which they perform services) (collectively, with the Company, the “Company Group” and each a “Company Group Member”), and each Company Group Member’s respective current and former directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys (collectively with the Company Group, referred to throughout the remainder of this Agreement as “Releasees,” and each a “Releasee”), of and from any and all claims, including statutory claims, regulatory claims and claims under this Agreement, demands, debts, obligations, promises, controversies, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, rights, actions and causes of action, losses or liabilities of any nature whatsoever in law and in equity and any other claims, liabilities or matters, known or unknown, suspected or unsuspected, foreseen or unforeseen, whether accrued or contingent, which Executive or any of the other Releasors had, has or may have against the Releasees, or any of them, as of the date of execution of this Agreement, by reason of, arising out of, connected with, or concerning Executive’s employment with the Company and/or separation from the Company, from the beginning of the world up through the date of execution of this Agreement, except claims that the law does not permit Executive or any of the Releasors to waive (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, whistleblowing laws, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation / PTO pay, expenses, severance pay, pay in lieu of notice, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards or costs, or other grants, awards, or warrants; claims related to any tangible or intangible property of Employee that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621 et seq., the Older Workers Benefit Protection Act, the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a), the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §§ 301, et seq., the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. §§ 2101 et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”) 42 U.S.C. §§ 2000ff, et seq., the Patient Protection and Affordable Care Act (“ACA”) 42 U.S.C. §§ 18001, et seq., all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C.§§ 1513(e) and 1514A, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and any other applicable law, as such laws are amended from time to time.

(b)               This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing, including (i) claims for workers’ compensation or unemployment benefits and vested retirement or welfare benefits, if any, under any Company sponsored plans; (ii) any right to enforce any term of this Agreement; (iii) any claims based on acts or events occurring after Executive signs this Agreement, except for claims arising from Executive’s employment or separation of employment with Company, which are being released by this Agreement; (iv) any challenge to the validity of this Agreement; (v) the right to file a charge or complaint with, or provide testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the EEOC; or (vi) the right to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), or make other disclosures protected under the whistleblower provisions of state or federal law. Notwithstanding the foregoing, if an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a), Executive hereby agrees not to accept, recover, or receive any resulting money damages or other relief that otherwise would be due; provided that Executive may receive financial awards from OSHA, or any other federal agency for reporting possible violations of federal law or regulation in cases where the law prohibits Executives from waiving their rights to receive such payments.

5.                  Consult With an Attorney. The Company hereby advises Executive to consult with an attorney of Executive’s choice (and at Executive’s expense) before Executive signs this Agreement.

6.                  Affirmations. Executive represents and agrees by signing below that, other than the Severance Benefits set forth in Section 2 above, Executive (a) has not been denied any leave or benefit requested, and has received all compensation for all hours worked for the Company; (b) is not entitled to any compensation or benefits under any other severance policy or plan maintained or followed by the Company; (c) has no known workplace injuries or occupational diseases; (d) is not aware of any alleged violations of the law or the Company’s agreements or policies by Executive or any other employee or other party that have not been reported in writing to the Company’s Chief Executive Officer or Chairperson of the Board of Directors; and (e) is not aware of wrongdoing by the Company or its officers, including any alleged corporate fraud that should be reported to authorities.

7.                  Confidentiality. The parties hereto agree that this Agreement and all matters relating to the terms and negotiation of this Agreement are Confidential Information and shall not be disclosed to any other person except as may be mutually agreed to in writing by the parties, as may be compelled by a valid order of a court of competent jurisdiction, or as may be reasonably necessary to comply with the requirements of federal, state, or local authorities or codes, or as related and strictly limited to statements made as part of Executive’s testimony, assistance or participation in an administrative investigation described in Section 4(b) above. The Parties hereto agree that the terms of this Agreement may be disclosed to Executive’s immediate family and each of the Parties’ accounting, payroll, legal, financial, and tax professionals and the appropriate members of the Company’s management or ownership.

8.                  Return of Company Property and Company Information. Executive agrees to return, on or before the Separation Date, or earlier if directed by the Company, any and all of Company’s property in Executive’s possession, as well as any and all records, files, correspondence, reports and computer disks relating to the Company’s operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in his possession (including on any personal computer).

9.                  Non-Disclosure of Confidential Information.

(a)               The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company, including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with the Company and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes information received by Executive from third parties in connection with Executive’s employment by the Company subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include information which (a) becomes generally known to and available for use by the public other than as a result of Executive’s violation of this Agreement; (b) is or becomes generally available within the relevant business or industry other than as a result of Executive’s violation of this Agreement; or (c) is or becomes available to Executive on a non-confidential basis from a source other than the Company, which source is not known by Executive, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Company.

(b)               Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the Separation Date and regardless of whether Executive participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by the Company or as necessary to perform Executive’s services while an employee of the Company, Executive agrees that Executive will not, at any time, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose to any Person Confidential Information, unless such information is required to be produced by Executive under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, Executive shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

10.              Whistleblower Protection. Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Executive from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that Executive uses Executive’s reasonable efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential. Executive does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures. In addition, Executive has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.

11.              Restrictive Covenants. Executive agrees that during Executive’s employment, Executive has had access to the Company’s Confidential Information. Such access and knowledge would put the Company at an unfair competitive disadvantage were Executive to use it on behalf of another person or entity. Therefore, during the Restriction Period (as defined in the Plan), Executive agrees that Executive shall not, directly or indirectly, for Executive’s own account, or on behalf of, or together with, any other Person (other than on behalf of the Company) anywhere in any state of the United States or the District of Columbia:

(a)               own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit Executive’s name to be used in connection with, or develop products or services for, any Competing Business. “Competing Business” means any business which is engaged in the development, manufacture, distribution, marketing or sale of snack foods; notwithstanding the foregoing, it shall not be a breach of this Section 11(a) for Executive to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;

(b)               contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, a customer, supplier or agent of the Company or with which the Company or Executive had contact during Executive’s employment with the Company, to terminate their relationship with the Company, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between the Company and such customers, suppliers or agents; or

(c)               hire any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, an employee of the Company; or contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, an employee of the Company for the purpose of seeking to have such employee terminate his or her employment with the Company.

(d)               Executive will not, at any time during Executive’s employment with the Company and for a period of three (3) years following the termination of Executive’s employment with the Company, make any statement that is intended to disparage: (i) the Company or any of its businesses, products, services, directors or officers or (ii) Michael Rice, the spouse and lineal descendants (whether natural or adopted) of Michael Rice or any spouse of any lineal descendants of Michael Rice (collectively, the “Rice Family”). Notwithstanding the foregoing, in the event that Executive is the Chief Executive Officer or a member of the Executive Leadership Team, such Executive will not, at any time, make any statement that is intended to disparage the Company or any of its businesses, products, services, directors or officers or the Rice Family.

(e)               In the event of a breach or threatened breach of this Section 11, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or temporary or permanent injunctive or other equitable relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition to any other relief, the prevailing party in any such action shall be entitled to recover its costs and attorney’s fees. If a court holds that the duration, scope, or area restrictions stated herein are unreasonable, the parties agree that the court shall be allowed and directed to revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.

12.              Acknowledgments. Executive acknowledges and agrees that: (a) Executive has occupied a position of trust and confidence with the Company and has become familiar with Confidential Information; (b) the Confidential Information is of unique, very substantial and immeasurable value to the Company; (c) the Company has required that Executive make the covenants set forth in Sections 7 through 11 herein as a condition to the execution by the Company of this Agreement; (d) the provisions of Sections 7 through 11 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Company, and will not, individually or in the aggregate, prevent Executive from obtaining other suitable employment during the period in which Executive is bound by such provisions; (e) the scope of the business of the Company is independent of location (such that it is not practical to limit the restrictions contained in Sections 7 through 11 to a specified county, city or part thereof); (f) the Company would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 through 11; and (g) the potential benefits to Executive available under this Agreement are sufficient to compensate Executive fully and adequately for agreeing to the terms and restrictions of this Agreement.

13.              Termination of Benefits for Violating this Agreement. In the event Executive breaches or fails to abide by the terms of this Agreement, then in addition to any other remedies which the Company may have pursuant to this Agreement or in equity or at law, the Company may permanently discontinue the Severance Benefits described in Section 2 above, and may seek restitution of any benefits provided to, or on behalf of, Executive pursuant to this Agreement.

14.              Governing Law, Jurisdiction and Costs. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Executive hereby agrees to submit to personal jurisdiction of said courts, and waives any right to challenge venue or claim that it is an inconvenient forum. Executive will reimburse the Company for all court costs and reasonable attorneys’ fees incurred in connection with any action the Company brings for a breach or threatened breach by Executive of any covenants contained in this Agreement if (i) Executive challenges the reasonableness or enforceability of such covenants or (ii) the Company is the prevailing party in such action.

15.              Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

16.              No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either of the parties or any of the Releasees of any liability, or evidence of any liability, wrongful acts or unlawful conduct of any kind against Executive or any other person.

17.              Cooperation. During Executive’s employment with the Company, Executive acknowledges that Executive has been involved in business matters on behalf of the Company. As a further material inducement to the Company to make the payments described herein, after the Separation Date, Executive hereby agrees to (a) provide Executive’s full and timely cooperation to the Company regarding its business matters, specifically including but not limited to matters over which Executive had responsibility or in which Executive was involved, as well as any legal, equitable, or business matters or proceedings which involve the Company or any of its Executives, officers, or directors; (b) be reasonably available for questions or inquiries by phone, text, or email, and at the Company’s reasonable request for any meetings or conferences deemed necessary to assist the Company; (c) cooperate in the defense of any actual and potential claims, litigation, inquiry, investigation, or other matter, action, or proceeding filed against the Company or its officers, directors, employees or agents, including but not limited to, any actual or potential claims which may require Executive’s involvement post-employment; and (d) help transition Executive’s role and responsibilities to other Company personnel, and provide information in response to the Company’s requests and inquiries, in connection with Executive’s separation. The Company will pay reasonable travel and other expenses related to Executive’s cooperation in this regard. The Company agrees to provide reasonable advance notice of the need for Executive’s cooperation.

18.              Entire Agreement, Amendment and Construction. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which represents the entire agreement and understanding of the parties with respect to the subject matter hereof. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Sections. This Agreement shall be construed without regard to the party that drafted it. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any ambiguity shall not be interpreted against either party but shall, instead, be resolved in accordance with other applicable rules concerning the interpretation of contracts. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.

19.              Counterparts; Electronic Delivery. This Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which to be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of this Agreement and each party forever waives any such defense.

20.              Assignment. Company and Releasees have the right to assign this Agreement, but Executive does not. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third-party beneficiaries of this Agreement.

21.              Time to Consider and Revoke. Executive understands that Executive has up to twenty-one (21) days to consider the terms of this Agreement before signing it. Any modifications made to this Agreement, material or not, will not extend the twenty-one (21) days period. Executive must execute this Agreement no sooner than the Separation Date and no later than twenty-one (21) days immediately following the Separation Date. In addition, after Executive signs the Agreement, Executive has the right to revoke and cancel this Agreement for seven (7) days after Executive signs it. Any such revocation must be in writing and postmarked or delivered to the Company’s Chief Executive Officer, within seven (7) days of Executive’s signing this Agreement to be effective. This Agreement will be effective, fully binding, enforceable, and irrevocable upon the expiration of the seven day period if Executive does not revoke it (the “Effective Date”). If Executive does not sign this Agreement, or signs it and then revokes Executive’s signature, this Agreement shall be null and void, and the Company shall have no obligation to provide or pay any of the consideration described in Section 2 above.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

UTZ BRANDS, INC.	EXECUTIVE

Date	Date